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                                                                   Exhibit 10.55
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                                     [LOGO]

                  UNITED INTERNET TECHNOLOGIES INC. OF NEVADA
                            8433 Desert Quail Drive
                            Las Vegas, Nevada 89128


July 21, 1999

Mr. Tom Cheng
Media Group, Inc.
1051 S. East Street
Anaheim, California 92805

VIA FACSIMILE: (714) 781-8686
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Dear Tom:

     This letter constitutes the revised agreement between us for the duplication of one million CD shrink-wrapped packages for our client, NBC. You agreed to a price of $.33 per CD plus an additional $.05 per disc for the shrink-wrap packaging. Total order, $380,000. This is a time sensitive requirement since the product contains video of the up and coming fall season for NBC and needs to be delivered to Valassis Communications' Distribution Station in Calexico, Mexico, on the morning of August 13, 1999. As time is of the essence in this contract, your failure to meet the delivery deadline could result in a cancellation of our contract.

     Based on our discussion, we will make an immediate payment of $95,000 (25% of contract) and we are delivering to you 150,000 shares of unregistered common stock of United Leisure Corporation. United Leisure's stock is currently trading at approximately $2.50 per share. We will include your shares in the registration statement which we are filing with the Securities and Exchange Commission ("SEC") on or before August 31, 1999. The registration procedure should take approximately sixty (60) days after filing. However, until the SEC approves the registration statement so that the shares are freely tradeable, we will continue to pay to you the amount of $95,000 per month commencing on November 1, 1999, until the full $380,000 is paid. As soon as the shares become freely tradeable, you will have the right to return the shares back to us, and we will pay the full balance due or you can keep the shares and sell them in the open market. Any sums received by you over the full balance due at that time will be refunded to us. In any event, you agree that we have the right to have the shares tendered back to us at our option at any time within ten (10) days after the SEC approves the registration statement and to pay the contract in full at that time, or, should we choose not to exercise that option, we will pay to you in cash any shortfall between the net proceeds form sale of the shares made immediately after said ten (10) day period and the balance owing under the contract.
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This document outlines our agreement and will supplement the purchase order for your services.

Sincerely,


Brian Shuster
President
United Internet Technologies of Nevada, Inc.


Please indicate your acceptance of these terms by your signature below.

(Print name)

By: /s/ Chin-Liang-Chan                7-28-99
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   President                             Date